EXHIBIT 99.1

Worthington Industries Reports First Quarter Fiscal 2024 Results

COLUMBUS, Ohio, Sept. 27, 2023 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $1.2 billion and net earnings attributable to controlling interest of $96.1 million, or $1.93 per diluted share, for its fiscal 2024 first quarter ended August 31, 2023. In the first quarter of fiscal 2023, the Company reported net sales of $1.4 billion and net earnings attributable to controlling interest of $64.1 million, or $1.30 per diluted share. Results in both the current year quarter and the prior year quarter were impacted by certain items, as summarized in the table below.

(U.S. dollars in millions, except per share amounts)

	1Q 2024		1Q 2023
	After-Tax	Per Share	After-Tax	Per Share
Net earnings attributable to controlling interest	$96.1	$1.93	$64.1	$1.30
Impairment and restructuring charges (gains)	0.7	0.02	(0.7)	(0.02)
Separation costs	4.6	0.09	-	-
Loss on extinguishment of debt	1.2	0.02	-	-
Loss on sale of investment in ArtiFlex	-	-	12.0	0.25
Pension settlement charge	-	-	3.6	0.07
Incremental expense related to Level5 earnout	-	-	0.4	0.01
Adjusted net earnings attributable to controlling interest (non-GAAP)	$102.6	$2.06	$79.4	$1.61

Financial highlights for the current year quarter and the prior year quarter are as follows:

(U.S. dollars in millions, except per share amounts)

	1Q 2024	1Q 2023
Net sales	$1,193.3	$1,408.7
Operating income	77.7	66.7
Equity income	54.4	31.7
Net earnings attributable to controlling interest	96.1	64.1
Earnings per diluted share attributable to controlling interest	$1.93	$1.30

“We had a strong first quarter driven by solid results from our Steel Processing and Building Products segments,” said Andy Rose, President and CEO. “Steel Processing saw healthy demand across most of their key end markets while Building Products benefitted from strong contributions from both WAVE and ClarkDietrich combined with growth in our wholly owned businesses. Our Consumer Products business faced headwinds due to weather, customer destocking and lower consumer spending, but we believe demand and margins should improve in the coming quarters.”

Consolidated Quarterly Results

Net sales for the first quarter of fiscal 2024 were $1.2 billion, a decrease of $215.4 million, or 15%, compared to the prior year quarter. The decrease was driven primarily by lower average selling prices in Steel Processing and, to a lesser extent, the impact of lower overall volumes.

Gross margin increased $28.1 million over the prior year quarter to $197.5 million, on higher direct spreads in Steel Processing, which were partially offset by lower volumes in Consumer Products. Direct spreads in Steel Processing benefited from an estimated $17.0 million favorable swing from inventory holding losses of $1.5 million in the prior year quarter to inventory holding gains of $15.5 million in the current year quarter.

Operating income was up $11.0 million over the prior year quarter to $77.7 million despite an $8.2 million headwind resulting from the combination of higher impairment and restructuring charges and incremental costs associated with the planned separation of the Company’s Steel Processing business (“Worthington 2024”). Excluding these items, adjusted operating income was up $18.7 million compared to the prior year quarter to $85.1 million on higher overall gross margin, partially offset by an $8.9 million increase in SG&A expense, due to higher benefit expenses and, to a lesser extent, higher wages.

Net interest expense was $3.1 million in the current year quarter, down $5.5 million compared to the prior year quarter due to higher interest income and, to a lesser extent, the impact of lower average debt levels driven by the July 28, 2023, redemption of the Company’s senior unsecured notes that were set to mature in April 2026 (“2026 Notes”) at a price of $243.8 million.

Equity income increased $22.7 million over the prior year quarter, which included a $15.8 million loss on the August 2022 divestiture of the Company’s equity investment in ArtiFlex. Excluding the impact of the divestiture, equity income was up $6.9 million over the prior year quarter, as higher contributions from both Serviacero and WAVE were partially offset by a decline at ClarkDietrich.

Income tax expense was $28.8 million in the current year quarter compared to $19.5 million in the prior year quarter. The increase was driven by higher pre-tax earnings. Tax expense in the current year quarter reflects an annual effective rate of 23.3% compared to 23.9% in the prior year quarter.

Balance Sheet

Total debt was $448.4 million as of August 31, 2023, down $244.4 million from May 31, 2023, driven by the redemption of the 2026 Notes. The Company ended the first quarter of fiscal 2024 with $201.0 million of cash, down $253.9 million from May 31, 2023, primarily due to the early redemption of the 2026 Notes.

Quarterly Segment Results

Steel Processing’s net sales for the first quarter of fiscal 2024 totaled $881.3 million, down $157.5 million, compared to the prior year quarter, driven almost entirely by lower average selling prices. Adjusted EBIT was up $43.1 million over the prior year quarter to $78.0 million due to favorable direct spreads, including $17.0 million associated with the quarter-over-quarter swing in estimated inventory holding gains and losses, and, to a lesser extent, a $7.2 million increase in equity earnings at Serviacero. The mix of direct tons versus toll tons processed was 56% to 44% in the current year quarter, compared to 58% to 42% in the prior year quarter. Excluding the impact of the prior year divestiture of the WSP toll processing facility, toll volumes were up 19% while direct tons were down 1%.

Consumer Products’ net sales for the first quarter of fiscal 2024 totaled $149.4 million, down 21%, or $39.3 million compared to the prior year quarter, as the impact of lower volumes more than offset modest improvements in mix and selling prices. Adjusted EBIT was down $11.9 million in the current year quarter to $9.0 million, driven primarily by lower volumes.

Building Products’ net sales for the first quarter of fiscal 2024 totaled $133.9 million, down 11%, or $16.5 million, compared to the prior year quarter driven by lower volume and lower average selling prices. Adjusted EBIT increased $1.3 million over the prior year quarter to $54.0 million, primarily due to higher contributions of equity income. Equity income for the current year quarter totaled $45.0 million, with equity income attributable to WAVE increasing $4.5 million to $28.3 million during the current year quarter, which was partially offset by a $3.3 million decrease in equity income attributable to ClarkDietrich to $16.7 million during the current year quarter.

Sustainable Energy Solutions’ net sales for the first quarter of fiscal 2024 totaled $28.6 million, down 7%, or $2.1 million, compared to the prior year quarter, as lower volumes and unfavorable mix more than offset the impact of higher average selling prices. Adjusted EBIT was a loss of $4.7 million, $3.3 million lower than the prior year quarter, as lower volumes combined with higher manufacturing and SG&A expense negatively impacted the current year quarter.

Worthington 2024

On September 29, 2022, the Company announced that its Board of Directors approved a plan to pursue a separation of the Company’s Steel Processing business which it expects to complete as early as December 2023, ahead of the originally projected timing of early 2024. This plan is referred to as “Worthington 2024.” Worthington 2024 will result in two standalone, publicly traded companies that are more specialized and fit-for-purpose, with enhanced prospects for growth and value creation. Worthington Enterprises will include the Company’s Building Products, Consumer Products and Sustainable Energy Solutions businesses. Worthington Steel will be the Company’s Steel Processing business. Worthington plans to effect the separation via a pro-rata distribution of common shares of the company operating the Steel Processing business, which is intended to be tax-free to shareholders for U.S. federal income tax purposes. A dedicated area of the Company’s website has been established with more information and will be regularly updated as new details become available at www.WorthingtonIndustries.com/W24.

Recent Developments

  On July 28, 2023, the Company redeemed its 2026 Notes in full resulting in a loss on early extinguishment of debt of approximately $1.5 million. The redemption price approximated the par value of debt of $243.6 million plus accrued interest of $0.2 million.

  On September 27, 2023, Worthington’s Board of Directors declared a quarterly dividend of $0.32 per share payable on December 15, 2023, to shareholders of record on November 15, 2023.

Outlook

“Our businesses continue to perform well despite some economic uncertainty and signs that consumers are stretched.  Our experienced teams continue to navigate the current environment exceptionally well, and we are well positioned with an outstanding balance sheet," Rose said. “In addition, we continue to make good progress on our Worthington 2024 plan, which will create two, distinct market-leading companies, Worthington Enterprises and Worthington Steel, and we are on-track to complete the separation as early as December 2023.”

Conference Call

Worthington will review fiscal 2024 first quarter results during its quarterly conference call on September 28, 2023, at 9:00 a.m., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

Upcoming Investor and Analyst Day – October 11, 2023

Worthington Industries will host an Investor and Analyst Day on October 11 in New York City where future senior leaders representing Worthington Enterprises and Worthington Steel will provide an in-depth review of their strategies to drive long-term growth and shareholder value.

The Worthington Enterprises session begins at 9:30 a.m. ET. Andy Rose, president and chief executive officer, Joseph Hayek, executive vice president, chief financial and operations officer, and other members of management are scheduled to deliver presentations.

The Worthington Steel session begins at 1 p.m. ET. Geoff Gilmore, president and chief executive officer, Tim Adams, vice president and chief financial officer and Jeff Klingler, executive vice president and chief operating officer are scheduled to deliver presentations.

Investors and analysts interested in participating virtually may register at this link. In-person attendance is by invitation only because of limited capacity. To request an invitation, please contact Investors@WorthingtonIndustries.com.

An archived webcast will be available for up to one year in the Events & Presentations section of the Company’s Investor Relations website.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company pursuing its vision to be the transformative partner to its customers, a positive force for its communities and earn exceptional returns for its shareholders. For over six decades, the Company has been delivering innovative solutions to customers spanning industries such as automotive, energy, retail and construction. Worthington is North America’s premier value-added steel processor and producer of laser welded solutions and electrical steel laminations that provide lightweighting, safety critical and emission reducing components to the mobility market. Through on-board fueling systems and gas containment solutions, Worthington serves the growing global hydrogen ecosystem. The Company’s focus on innovation and manufacturing expertise extends to market-leading consumer products in tools, outdoor living and celebrations categories, sold under brand names, Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International®, Hawkeye™ and Level5® ; as well as market leading building products, including water systems, heating & cooling solutions, architectural and acoustical grid ceilings and metal framing and accessories.

Headquartered in Columbus, Ohio, Worthington operates 52 facilities in 15 states and nine countries, sells into over 90 countries and employs approximately 9,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and transform, Worthington is committed to providing better solutions for customers and bettering the communities where it operates by reducing waste, supporting community-based non-profits and developing the next generations of makers.

Safe Harbor Statement

Selected statements contained in this release constitute “forward-looking statements,” as that term is used in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The Company wishes to take advantage of the Safe Harbor provisions included in the Act. Forward-looking statements reflect the Company’s current expectations, estimates or projections concerning future results or events.  These statements are often identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “should,” “would,” “intend,” “plan,” “will,” “likely,” “estimate,” “project,” “position,” “strategy,” “target,” “aim,” “seek,” “foresee,” or other similar words or phrases.  These forward-looking statements include, without limitation, statements relating to:  future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; the intended separation (the “Separation”) of the Company’s Steel Processing business (“Worthington Steel”) from the Company’s other businesses (“New Worthington”); the timing and method of the Separation; the anticipated benefits of the Separation; the expected financial and operational performance of, and future opportunities for, each of the two independent, publicly-traded companies following the Separation; the tax treatment of the Separation transaction; the leadership of each of the two independent, publicly-traded companies following the Separation; the ever-changing effects of the novel coronavirus (“COVID-19”) pandemic and the various responses of governmental and nongovernmental authorities thereto (such as fiscal stimulus packages, quarantines, shut downs and other restrictions on travel and commercial, social or other activities) on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow: obtaining final approval of the Separation by the Worthington Industries, Inc. Board of Directors; the uncertainty of obtaining regulatory approvals in connection with the Separation, including rulings from the Internal Revenue Service; the ability to satisfy the necessary closing conditions to complete the Separation on a timely basis, or at all; the Company’s ability to successfully separate the two independent companies and realize the anticipated benefits of the Separation; the effect of conditions in national and worldwide financial markets, including inflation, increases in interest rates and economic recession, and with respect to the ability of financial institutions to provide capital; the risks, uncertainties and impacts related to the COVID-19 pandemic – the duration, extent and severity of which are impossible to predict, including the possibility of future resurgence in the spread of COVID-19 or variants thereof – and the availability, effectiveness and acceptance of vaccines, and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States (“U.S.”) withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing commodity prices and/or supply; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, labor and other items required by operations (especially in light of the COVID-19 pandemic and Russia’s invasion of Ukraine); effects of sourcing and supply chain constraints; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages, interruption in utility services, civil unrest, international conflicts (especially in light of Russia’s invasion of Ukraine), terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability (especially in light of Russia’s invasion of Ukraine), foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, as well as potential adverse impacts as a result of the Inflation Reduction Act of 2022, which may negatively impact the Company’s operations and financial results; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of environmental laws and regulations or the actions of the U.S. Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to use or sell certain products; the impact of increasing environmental, greenhouse gas emission and sustainability regulations and considerations; the impact of judicial rulings and governmental regulations, both in the U.S. and abroad, including those adopted by the U.S. Securities and Exchange Commission and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the U.S. and potential changes for such laws, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the effects of tax laws in the U.S. and potential changes for such laws, which may increase the Company’s costs and negatively impact its operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the filings of Worthington Industries, Inc. with the U.S. Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Annual Report on Form 10-K of Worthington Industries, Inc. for the fiscal year ended May 31, 2023.

The Company notes these factors for investors as contemplated by the Act. It is impossible to predict or identify all potential risk factors. Consequently, you should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Any forward-looking statements in this release are based on current information as of the date of this release, and the Company assumes no obligation to correct or update any such statements in the future, except as required by applicable law.

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share amounts)

	Three Months Ended
	August 31,
	2023	2022
Net sales	$1,193,256	$1,408,665
Cost of goods sold	995,767	1,239,291
Gross margin	197,489	169,374
Selling, general and administrative expense	112,348	103,448
Impairment of long-lived assets	1,401	312
Restructuring and other income, net	-	(1,100)
Separation costs	6,035	-
Operating income	77,705	66,714
Other income (expense):
Miscellaneous income (expense), net	1,011	(5,086)
Loss on extinguishment of debt	(1,534)	-
Interest expense, net	(3,083)	(8,598)
Equity in net income of unconsolidated affiliates	54,381	31,712
Earnings before income taxes	128,480	84,742
Income tax expense	28,777	19,498
Net earnings	99,703	65,244
Net earnings attributable to noncontrolling interests	3,597	1,162
Net earnings attributable to controlling interest	$96,106	$64,082

Basic
Weighted average common shares outstanding	48,842	48,478
Earnings per common share attributable to controlling interest	$1.97	$1.32

Diluted
Weighted average common shares outstanding	49,886	49,238
Earnings per common share attributable to controlling interest	$1.93	$1.30

Common shares outstanding at end of period	48,951	48,526

Cash dividends declared per share	$0.32	$0.31

CONSOLIDATED BALANCE SHEETS WORTHINGTON INDUSTRIES, INC. (In thousands)

	August 31,	May 31,
	2023	2023
Assets
Current assets:
Cash and cash equivalents	$201,009	$454,946
Receivables, less allowances of $2,582 and $3,383 at August 31, 2023 and May 31, 2023, respectively	698,287	692,887
Inventories
Raw materials	302,626	264,568
Work in process	192,344	183,248
Finished products	177,326	160,152
Total inventories	672,296	607,968
Income taxes receivable	2,593	4,198
Assets held for sale	1,979	3,381
Prepaid expenses and other current assets	115,692	104,957
Total current assets	1,691,856	1,868,337
Investment in unconsolidated affiliates	241,564	252,591
Operating lease assets	97,316	99,967
Goodwill	415,813	414,820
Other intangible assets, net of accumulated amortization of $116,912 and $112,202 at August 31, 2023 and May 31, 2023, respectively	310,030	314,226
Other assets	38,245	25,323
Property, plant and equipment:
Land	49,739	49,697
Buildings and improvements	309,752	308,669
Machinery and equipment	1,266,341	1,263,962
Construction in progress	64,414	45,165
Total property, plant and equipment	1,690,246	1,667,493
Less: accumulated depreciation	1,008,378	991,839
Total property, plant and equipment, net	681,868	675,654
Total assets	$3,476,692	$3,650,918

Liabilities and equity
Current liabilities:
Accounts payable	$526,686	$528,920
Short-term borrowings	-	2,813
Accrued compensation, contributions to employee benefit plans and related taxes	76,960	93,810
Dividends payable	18,603	18,330
Other accrued items	47,899	53,362
Current operating lease liabilities	12,610	12,608
Income taxes payable	35,913	7,451
Current maturities of long-term debt	150,268	264
Total current liabilities	868,939	717,558
Other liabilities	109,840	113,286
Distributions in excess of investment in unconsolidated affiliate	116,377	117,297
Long-term debt	298,083	689,718
Noncurrent operating lease liabilities	87,626	89,982
Deferred income taxes	93,911	101,449
Total liabilities	1,574,776	1,829,290
Shareholders' equity - controlling interest	1,774,623	1,696,011
Noncontrolling interests	127,293	125,617
Total equity	1,901,916	1,821,628
Total liabilities and equity	$3,476,692	$3,650,918

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended
	August 31,
	2023	2022
Operating activities:
Net earnings	$99,703	$65,244
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	28,325	28,001
Impairment of long-lived assets	1,401	312
Benefit from deferred income taxes	(5,453)	(11,056)
Loss on extinguishment of debt	1,534	-
Bad debt expense (income)	(799)	342
Equity in net income of unconsolidated affiliates, net of distributions	10,225	42,845
Net loss (gain) on sale of assets	105	(769)
Stock-based compensation	4,516	4,236
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(8,843)	37,419
Inventories	(64,327)	41,167
Accounts payable	278	(101,581)
Accrued compensation and employee benefits	(12,014)	(33,868)
Income taxes payable	28,462	7,329
Other operating items, net	(23,417)	1,417
Net cash provided by operating activities	59,696	81,038

Investing activities:
Investment in property, plant and equipment	(29,298)	(21,477)
Investment in note receivable	(15,000)	-
Investment in non-marketable equity securities	(40)	(110)
Proceeds from sale of assets, net of selling costs	51	11,755
Acquisitions, net of cash acquired	-	(56,088)
Proceeds from the sale of investment in ArtiFlex, net of selling costs	-	36,095
Net cash used by investing activities	(44,287)	(29,825)

Financing activities:
Repayments of short-term borrowings	(2,813)	(32,443)
Principal payments on long-term debt	(243,757)	(137)
Proceeds from issuance of common shares, net of tax withholdings	(5,130)	(3,466)
Payments to noncontrolling interests	(1,921)	-
Dividends paid	(15,725)	(13,884)
Net cash used by financing activities	(269,346)	(49,930)
Increase (decrease) in cash and cash equivalents	(253,937)	1,283
Cash and cash equivalents at beginning of period	454,946	34,485
Cash and cash equivalents at end of period	$201,009	$35,768

WORTHINGTON INDUSTRIES, INC.
NON-GAAP FINANCIAL MEASURES / SUPPLEMENTAL DATA
(In thousands, except volume and per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). The Company also presents certain non-GAAP financial measures including adjusted operating income, adjusted net earnings attributable to controlling interest and adjusted net earnings per diluted share attributable to controlling interest, and for purposes of evaluating segment performance, adjusted net earnings before interest and taxes attributable to controlling interest (“adjusted EBIT”) and adjusted earnings before interest, taxes, depreciation and amortization attributable to controlling interest (“adjusted EBITDA”). These non-GAAP financial measures typically exclude impairment and restructuring charges (gains), but may also exclude other items that management believes are not reflective of, and thus should not be included when evaluating the performance of the Company’s ongoing operations. Management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning, and determine incentive compensation and believes these non-GAAP financial measures provide useful information to investors because they provide additional perspective of the performance of the Company’s ongoing operations. Additionally, management believes these non-GAAP financial measures provide useful information to investors because they allow for meaningful comparisons and analysis of trends in the Company’s businesses and enables investors to evaluate operations and future prospects in the same manner as management.

The following provides a reconciliation to adjusted operating income, adjusted net earnings attributable to controlling interest and adjusted earnings per diluted share attributable to controlling interest from the most comparable GAAP measures for the three months ended August 31, 2023 and 2022.

	Three Months Ended August 31, 2023
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share Attributable to Controlling Interest(1)
GAAP Results	$77,705	$128,480	$28,777	$96,106	$1.93
Impairment of long-lived assets	1,401	1,401	(207)	676	0.02
Separation costs (2)	6,035	6,035	(1,417)	4,618	0.09
Loss on extinguishment of debt (3)	-	1,534	(360)	1,174	0.02
Non-GAAP Adjusted Results	$85,141	$137,450	$30,761	$102,574	$2.06

	Three Months Ended August 31, 2022
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest(1)	Earnings per Diluted Share Attributable to Controlling Interest(1)
GAAP Results	$66,714	$84,742	$19,498	$64,082	$1.30
Incremental expense related to Level5 earnout (4)	525	525	(126)	399	0.01
Impairment of long-lived assets	312	312	(47)	149	0.00
Restructuring and other income, net	(1,100)	(1,100)	265	(835)	(0.02)
Pension settlement charge (5)	-	4,774	(1,150)	3,624	0.07
Loss on sale of investment in ArtiFlex (6)	-	15,759	(3,795)	11,964	0.25
Non-GAAP Adjusted Results	$66,451	$105,012	$24,351	$79,383	$1.61

_____________________________

  Excludes the impact of the noncontrolling interests.
  Includes direct and incremental costs incurred in connection with the previously announced separation of the Company’s Steel Processing business, including audit, legal, and other fees paid to third-party advisors as well as direct and incremental costs associated with the separation of shared corporate functions.
  Reflects the loss realized in connection with the July 28, 2023, early redemption of the Company’s senior unsecured notes that mature in April 2026 (the “2026 Notes”).  The loss resulted primarily from unamortized issuance costs and discount included in the carrying amount of the 2026 Notes and the acceleration of the remaining unamortized loss in equity related to a treasury lock derivative instrument executed in connection with the issuance of the 2026 Notes.
  Reflects incremental compensation expense attributable to the Level5 Tools, LLC earnout.
  Reflects a non-cash settlement charge to accelerate a portion of the overall deferred pension cost associated with The Gerstenslager Company Bargaining Unit Employees' Pension Plan as a result of a pension lift-out transaction completed in August 2022 to transfer a portion of the total projected benefit obligation to a third-party insurance company.
  Reflects the loss realized in connection with the August 3, 2022 sale of the Company’s 50% noncontrolling equity investment in ArtiFlex.

To further assist in the analysis of segment results for the periods presented, the following volume and net sales information for the three months ended August 31, 2023 and 2022 has been provided along with a reconciliation of adjusted EBIT and adjusted EBITDA to the most comparable GAAP measure, which is operating income for purposes of measuring segment profit:

	Three Months Ended August 31, 2023

	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions
					Other	Consolidated
Volume (tons/units)	999,658	17,068,945	2,771,458	106,306	n/a	n/a
Net Sales	$881,339	$149,412	$133,868	$28,637	n/a	$1,193,256

Operating income (loss)	$71,046	$8,960	$8,916	$(5,003)	$(6,214)	$77,705
Impairment of long-lived assets	1,401	-	-	-	-	1,401
Separation costs	-	-	-	-	6,035	6,035
Adjusted operating income (loss)	72,447	8,960	8,916	(5,003)	(179)	85,141
Miscellaneous income (expense), net	712	31	57	281	(70)	1,011
Equity in net income of unconsolidated affiliates	8,957	-	45,043	-	381	54,381
Less: Net earnings attributable to noncontrolling interests (1)	4,114	-	-	-	-	4,114
Adjusted EBIT (2)	78,002	8,991	54,016	(4,722)	132	136,419
Depreciation and amortization	16,138	3,889	5,003	1,789	1,506	28,325
Adjusted EBITDA	$94,140	$12,880	$59,019	$(2,933)	$1,638	$164,744

Adjusted EBIT margin	8.9%	6.0%	40.4%	(16.5)%	NM	11.4%
Adjusted EBITDA margin	10.7%	8.6%	44.1%	(10.2)%	NM	13.8%

	Three Months Ended August 31, 2022
	Steel Processing	Consumer Products	Building Products	Sustainable Energy Solutions
					Other	Consolidated
Volume (tons/units)	974,649	22,383,341	2,922,163	133,133	n/a	n/a
Net Sales	$1,038,880	$188,703	$150,323	$30,759	n/a	$1,408,665

Operating income (loss)	$33,846	$20,444	$8,646	$(1,307)	$5,085	$66,714
Incremental expenses related to Level5 earnout (3)	-	525	-	-	-	525
Impairment of long-lived assets	312	-	-	-	-	312
Restructuring and other (income), net	78	-	-	-	(1,178)	(1,100)
Adjusted operating income (loss)	34,236	20,969	8,646	(1,307)	3,907	66,451
Miscellaneous income (expense), net (4)	184	(35)	222	(86)	(597)	(312)
Equity in net income of unconsolidated affiliates (5)	1,770	-	43,866	-	1,835	47,471
Less: Net earnings attributable to noncontrolling interests (1)	1,277	-	-	-	-	1,277
Adjusted EBIT	34,913	20,934	52,734	(1,393)	5,145	112,333
Depreciation and amortization	16,845	3,702	4,256	1,470	1,728	28,001
Adjusted EBITDA	$51,758	$24,636	$56,990	$77	$6,873	$140,334

Adjusted EBIT margin	3.4%	11.1%	35.1%	(4.5)%	NM	8.0%
Adjusted EBITDA margin	5.0%	13.1%	37.9%	0.3%	NM	10.0%

_____________________________

  Excludes the noncontrolling interest portion of impairment of long-lived assets within Steel Processing of $517 and $115 in the current year quarter and prior year quarter, respectively.
  Excludes the $1,534 loss realized in connection with the July 28, 2023, early redemption of the 2026 Notes, as described in footnote (3) to the consolidated non-GAAP reconciliations presented above.
  Reflects incremental compensation expense attributable to the Level5 earnout.
  Excludes the pre-tax settlement charge of $4,774 within Other related to the pension lift-out transaction, as described in footnote (5) to the consolidated non-GAAP reconciliations presented above.
  Excludes the pre-tax loss of $15,759 realized in connection with the August 3, 2022 sale of our 50% noncontrolling investment in ArtiFlex.

The following tables outline our equity income (loss) by unconsolidated affiliate for the periods presented:

	Three Months Ended
	August 31,
	2023	2022
WAVE	$28,315	$23,793
ClarkDietrich	16,728	20,073
Serviacero Worthington	8,957	1,770
ArtiFlex (1)	-	(13,400)
Taxi Workhorse Holdings LLC	381	(524)
Total equity income	$54,381	$31,712

_____________________________

(1)  Includes a pre-tax loss of $15,759 related to the August 3, 2022 sale of our 50% noncontrolling investment in ArtiFlex.

SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com